Exhibit 99.1

Updated Results of Allos’ Phase 3 REACH Study Confirm Survival Benefit in Patients with
Brain Metastases from Breast Cancer

Vienna, October 31, 2004  — Allos Therapeutics, Inc. (Nasdaq: ALTH) announced today the presentation of updated results from its Phase 3 clinical trial of the investigational radiation sensitizer EFAPROXYN™ (efaproxiral) in patients with brain metastases. Preliminary data from the Phase 3 study, called REACH, were first announced in April 2003. John H. Suh, M.D., Director, Gamma Knife Center, Clinical Director, Radiation Oncology, Brain Tumor Institute at the Cleveland Clinic Foundation and the study’s lead investigator presented the findings in an oral presentation today at the 29th Annual Meeting of the European Society for Medical Oncology.

In abstract #785, titled “Standard Whole Brain Radiation Therapy (WBRT) Plus Supplemental Oxygen (O2) with or without Efaproxiral (EFAPROXYN™) in Patients with Brain Metastases: Updated Survival Results of the Randomized REACH (RT-009) Study,” Dr. Suh and colleagues presented an updated survival analysis of enrolled patients from the time of randomization until death or January 2004, whichever occurred first. Results of the analysis indicated that the addition of EFAPROXYN to whole brain radiation therapy (WBRT) led to a significant reduction in the risk of death for the co-primary patient populations (all eligible patients and all eligible lung and breast patients), consistent with results reported previously. Specifically, there was a 21% (95% CI: 5%-35%) and 23% (95% CI:5% - 38%) reduction in the risk of death, for all eligible patients and all eligible lung and breast cancer patients respectively. Moreover, Dr. Suh’s analysis affirmed a distinct survival benefit for patients with brain metastases originating from breast cancer in the EFAPROXYN arm.  Two-year survival for breast cancer patients was 17% in the EFAPROXYN arm as compared to 0% in the control arm.

“Our findings confirm an improvement in survival after accounting for baseline prognostic factors for patients with NSCLC and primary breast cancer who received EFAPROXYN and WBRT with supplemental O2 over those who received WBRT with supplemental O2 only.” said Dr. Suh. “The additional one-year follow-up reinforces EFAPROXYN’s effectiveness in improving patient survival time, particularly in patients with brain metastases originating from breast cancer.”

To further confirm the survival benefit observed in the breast cancer sub-group, in February 2004, Allos initiated a Phase 3, randomized, open-label, multi-center trial, called ENRICH (ENhancing Whole Brain Radiation Therapy In Patients with Breast Cancer and Hypoxic Brain Metastases), designed to compare the effect of whole brain radiation therapy (WBRT) with supplemental oxygen with or without EFAPROXYN in women with brain metastases from breast cancer. Allos is currently enrolling patients in the ENRICH study at leading cancer centers across North America and expects to expand enrollment to Europe and South America shortly.

Study Design

The REACH study was a randomized, open label Phase 3 clinical trial designed to demonstrate the safety and efficacy of EFAPROXYN in treating patients with brain metastases and good performance status. Patients with small cell lung cancer, germ cell tumors or lymphoma were excluded.  Prior brain tumor resection was allowed as long as measurable lesion(s) remained.  The study enrolled 538 patients and compared the safety and efficacy of EFAPROXYN plus WBRT and supplemental oxygen (271 patients) versus WBRT and supplemental oxygen (267 patients) alone in patients with brain metastases. The primary endpoint of the trial was survival.

About EFAPROXYN

EFAPROXYN™ (efaproxiral) is the first synthetic small molecule designed to “sensitize” hypoxic (oxygen-deprived) areas of tumors during radiation therapy by facilitating the release of oxygen from hemoglobin, the oxygen-carrying protein contained within red blood cells, and increasing the level of oxygen in tumors. The presence of oxygen in tumors is an essential element for the effectiveness of radiation therapy in the treatment of cancer. By increasing tumor oxygenation at the time of treatment, EFAPROXYN™ has the potential to enhance the efficacy of standard radiation therapy. Unlike chemotherapeutics or other radiation sensitizers, EFAPROXYN™does not have to cross the blood brain barrier or enter the tumor to be effective.

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. is a biopharmaceutical company focused on developing and commercializing innovative drugs for improving cancer treatments. The company’s lead clinical candidate, EFAPROXYN™, is a synthetic small molecule that has the potential to sensitize hypoxic (oxygen deprived) tumor tissues and enhance the efficacy of standard radiation therapy. In addition, Allos is developing PDX (pralatrexate), a novel small molecule cytoxic injectable antifolate (DHFR inhibitor) that is currently being investigated in patients with non-small cell lung cancer and non-Hodgkin’s lymphoma. For more information, please visit the company’s web site at: www.allos.com.

Safe Harbor Statement

This announcement contains forward-looking statements that involve risks and uncertainties. Future events may differ materially from those discussed herein due to a number of factors, including, but not limited to, risks and uncertainties related to the Company’s ability to adequately demonstrate the safety and efficacy of EFAPROXYN for use as an adjunct to WBRT for the treatment of patients with brain metastases from breast cancer or any other type of cancer, and to obtain regulatory approval to market EFAPROXYN for this or any other indication, as well other risks and uncertainties detailed from time to time in the Company’s SEC filings, including its Annual Report on Form 10-K, as amended, for the year ended December 31, 2003. The Company’s product candidates are in various stages of development and may never be fully developed in a manner suitable for commercialization. If the company does not develop commercially successful products, its ability to generate revenue will be limited. If the Company is unable to raise additional capital when required or on acceptable terms, it may have to significantly delay, scale back or discontinue one or more of its drug development programs. Delays in clinical trials, whether caused by adverse events, patient enrollment rates, regulatory issues or other factors, could adversely affect the Company’s financial position and prospects. Results from earlier clinical trials are not necessarily predictive of future clinical results. If the Company is unable to generate meaningful amounts of revenue or cannot otherwise raise the necessary funds to support operations, it may not be able to continue as a going concern. The Company cautions investors not to place undue reliance on the forward looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company assumes no responsibility to update such statements.

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Contact:

Jennifer Neiman

Manager, Corporate Communications

Allos Therapeutics

720-540-5227

jneiman@allos.com